CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145918, 333-116978 and 333-193065 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.’s and subsidiaries internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantially all revenues being derived from code-share agreements with American Airlines Group Inc., United Continental Holdings, Inc., and Delta Air Lines, Inc.) appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. and subsidiaries for the year ended December 31, 2014.
/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 27, 2015